Exhibit 10.36

IDACORP, Inc.
EXECUTIVE INCENTIVE PLAN
(As Amended and Restated November 14, 2018)

1.    PURPOSE and TERM

The purpose of this IDACORP, Inc. Executive Incentive Plan (the “Plan”) is to reinforce goals for profitable growth and continuation of a sound overall financial condition of IDACORP, Inc. by providing incentive compensation opportunities to selected key employees. The Plan is designed to:

•	attract, retain and motivate key employees;

•	relate compensation to performance and financial results; and

•	provide a portion of compensation in a variable rather than a fixed form.

The Plan became effective on January 1, 2007. The Plan was amended by the Board on March 18, 2010 and approved by the shareholders of IDACORP, Inc. on May 20, 2010, effective for the Plan Year beginning January 1, 2011. The Plan shall remain in effect until terminated by the Board.

It is intended that compensation payable under the Plan will qualify as “performance-based compensation,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, if the Company desires such qualification.

2.    DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized.

Award means, for a Plan Year, as to each Participant, an opportunity granted under the Plan with respect to such Plan Year for the Participant to earn an incentive payment under the Plan.

Base Salary means, for any Participant for a Plan Year, the aggregate actual dollar amount of fixed base compensation paid to such Participant during the Plan Year (or portion thereof, as applicable) for eligible service to the Company and its Subsidiaries, as determined in the Company’s discretion. For purposes of this Plan and for clarity, Base Salary shall exclude (a) all equity awards, performance-based compensation, bonuses, special awards, and benefits, (b) any amount paid to an Employee in connection with leave for military service or short-term disability, and (c) such other items as the Committee or CEO (as to non-Officers) shall determine in their discretion do not constitute Base Salary, but shall be calculated prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

Board means the Board of Directors of the Company.

Cause means:

(a)	if the Participant is party to an employment or change in control agreement that includes a definition of "Cause," the term "Cause" as defined in such agreement or

(b)
if the Participant is not a party to an employment or change in control agreement that includes a definition of "Cause," a Participant's (i) willful and repeated refusal or failure to perform duties; (ii) willful or intentional act that has injured (or could reasonably be expected to injure) the reputation or business of the Company or a Subsidiary in any material respects; (iii) continued or repeated absence, unless due to serious injury or illness; (iv) conviction of (or pleading nolo contendere to) a felony; (v) commission of an act of fraud, embezzlement, theft or gross misconduct against the Company or a Subsidiary, (vi) violation of a material policy of the Company or a Subsidiary or (vii) other action or inaction that the Company deems to constitute "Cause" for purposes of the Plan.

CEO means the Chief Executive Officer of the Company.
Change in Control means the earliest of the following to occur:

a)
any Person, excluding (i) the Company or any Subsidiary, (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company immediately prior to the transaction in substantially the same proportions as their ownership of stock of the Company, (iii) an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities ("Change in Control Person") is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding voting securities eligible to vote generally in the election of directors of the Company; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

b)
consummation of a merger, consolidation, reorganization or share exchange, or sale of all or substantially all of the assets, of the Company or Idaho Power Company (a "Qualifying Transaction"), unless, immediately following such Qualifying Transaction, all of the following have occurred: (i) all or substantially all of the beneficial owners of the Company immediately prior to such Qualifying Transaction beneficially own in substantially the same proportions, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Qualifying Transaction (including, without limitation, a corporation or other entity which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) (as the case may be, the "Successor Entity"), (ii) no Change in Control Person is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding voting securities eligible to vote generally in the election of directors of the Successor Entity and (iii) at least a majority of the members of the board of directors of the Successor Entity are Incumbent Directors;

c)	a complete liquidation or dissolution of the Company or Idaho Power Company or

d)
within a 24-month period, individuals who were directors of the Board immediately before such period ("Incumbent Directors") cease to constitute at least a majority of the directors of the Board; provided, however, that any director who was not a director of the Board at the beginning of such period shall be deemed to be an Incumbent Director if the election or nomination for election of such director was approved by the vote of at least two-thirds of the directors of the Board then still in office (i) who were in office at the beginning of the 24-month period or (ii) whose election or nomination for election was so approved, in each case, unless such individual was elected or nominated as a result of an actual or threatened election contest or as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Change in Control Person other than the Board.

For avoidance of doubt, transactions for the purpose of dividing Idaho Power Company's assets into separate distribution, transmission or generation entities or such other entities as the Company or Idaho Power Company may determine shall not constitute a Change in Control unless so determined by the Board.
Code means the Internal Revenue Code of 1986, as amended.

Committee means the Compensation Committee of the Board, whose members shall be outside directors as defined in Section 162(m) of the Code.

Company means IDACORP, Inc. and any successor thereto.

Coverage Period means the period commencing on the date of a Change in Control and ending on the last day of the calendar year in which the Change in Control occurs.

Covered Employee means at any date (i) any individual who, with respect to the previous tax year of the Company, was a "covered employee" of the Company for purposes of Section 162(m) of the Code; provided, however, that the term “Covered Employee” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current tax year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current tax year of the Company or with respect to the tax year of the Company in which any applicable Award will be paid.

Disability means termination of a Participant's employment with the Company and/or its Subsidiaries, as applicable, if the Participant is eligible to receive benefits under the Long-Term Disability Program maintained by the Company or its Subsidiaries.

Employee means an individual who is on the payroll of the Company or a Subsidiary, who is not covered by any collective bargaining agreement to which the Company or any of its Subsidiaries is a party and is classified in the payroll system as a regular, full-time, part-time or temporary employee.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Officer shall have the meaning set forth in Rule 16a-1(f) under the Exchange Act, and shall also include such other vice presidents and other persons as shall be determined from time to time by the Committee or the Board to constitute officers of the Company or any Subsidiary for purposes of this Plan.

Participant means an Employee selected for participation in the Plan.

Performance Goals means for any Plan Year one or more objective performance goals selected and established by the Committee in accordance with the requirements of Section 6 of the Plan.

Person shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act.

Plan Year means the calendar year.

Pre-Change in Control Board means the Board, as composed prior to a Change in Control.

Retirement means a Participant's termination from employment with the Company and/or its Subsidiaries, as applicable, if the date of termination occurs on or after attainment of any of the following: (a) age 55 with 10 years of service or (b) 30 years of service; provided, however, that notwithstanding an employee's satisfaction of the age and/or years of service requirements set forth in subsections (a) or (b) of this paragraph, termination for Cause shall not be deemed a Retirement, and the Company and its Subsidiaries, as applicable, shall have the sole discretion to determine whether any termination from employment did or did not, under the circumstances, constitute a Retirement under this Plan.

Subsidiary means

(a)
any corporation more than fifty (50%) percent of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries or

(b)
any partnership, limited liability company, association, joint venture or similar business organization more than fifty (50%) percent of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

Target Award Amount means the amount payable if target performance levels are achieved pursuant to the Plan.

3.    ADMINISTRATION

The Plan will be administered by the Committee, which is authorized to interpret the Plan, establish rules and regulations necessary to administer the Plan and take all other actions, not inconsistent with the terms of the Plan, that it determines are necessary or appropriate for the proper administration of the Plan; provided, however, that (a) the Committee will report on its actions to the Board and (b) all Awards made to Officers of the Company or any Subsidiary and all payments pursuant to Awards to such Officers shall be subject to Board approval to the extent provided in Section 7. For avoidance of doubt, as provided in Sections 6 and 7, the Committee shall establish Performance Goals and certify achievement of Performance Goals.

For all Awards and payments under the Plan made to Officers of the Company or any Subsidiary, the Committee shall make recommendations to the Board regarding the terms, conditions and amounts of Awards and any payments it determines should be made with respect to Awards.

For all Awards and payments under the Plan made to non-Officers, the CEO shall approve such Awards and payments pursuant to the Plan, and is authorized to take all actions necessary for the administration of such

Awards and payments, including, but not limited to, determining the non-Officer Persons who are eligible to participate in the Plan.

All actions, determinations, interpretations and decisions made by the CEO, Committee and/or the Board regarding the Plan or its administration will be final, conclusive and binding upon all parties concerned; provided, that as between the CEO and the Board and Committee, the actions, determinations, interpretations, and decisions of the Board and Committee shall control over the actions, determinations, interpretations, and decisions of the CEO when in conflict. Neither the CEO nor any member of the Committee or the Board shall incur any liability by reason of any action or determination made with respect to the Plan.

4.    ELIGIBILITY AND PARTICIPATION

Each year, the Committee shall select the Officers of the Company and Subsidiaries, if any, who are eligible for participation in the Plan, and the CEO shall select the non-Officer Employees, if any, who are eligible for participation in the Plan.

An Employee who holds an eligible position on the first day of a Plan Year, or who is hired, transferred or promoted into an eligible position during the Plan Year, may participate in the Plan for that Plan Year only if selected for participation during the Plan Year. An Employee who is hired, transferred or promoted into an eligible position during a Plan Year and selected to participate in the Plan for that Plan Year shall receive a prorated target Award opportunity based on such Employee’s partial year of participation, unless the Board or CEO, as applicable, specifies a different methodology. No such proration shall be made with respect to a Covered Employee if it would not otherwise meet the requirements of Section 162(m) of the Code.

The Committee may grant Awards to Covered Employees not intended to qualify as "performance-based compensation," within the meaning of Section 162(m) of the Code, and to the extent it does so, the provisions of the Plan relating to Covered Employees shall not apply to such Award.

Participation in the Plan during a particular Plan Year shall not entitle a Participant to participation in the Plan in future years.

5.    AWARD OPPORTUNITIES

For each Plan Year, the Committee shall establish a target Award opportunity for each Officer Participant, and the CEO shall establish a target Award opportunity for each non-Officer Participant. The target Award opportunity shall be a percentage of each Participant’s Base Salary or a specified dollar amount that may be earned upon achievement of prescribed Performance Goals.

In addition to the target Award opportunity, the Committee (as to Officer Participants) and the CEO (as to non-Officer Participants) may establish Award opportunity levels for achievement above or below the target levels.

Award opportunities need not be uniform among Participants.

In no event shall the maximum Award opportunity, or the actual Award paid, to any Covered Employee for any Plan Year exceed $2,000,000.

6.    ESTABLISHMENT OF PERFORMANCE GOALS

The Committee shall establish specific Performance Goals for such Plan Year, including target levels and, if the Committee so determines, one or more threshold, above target or other enhanced or reduced achievement levels associated with each Performance Goal, and the specific Performance Goals for a Covered Employee's Award, including any threshold, above target or other enhanced or reduced achievement levels associated with a Performance Goal, shall be established by the Committee not later than a date that is within the first ninety (90) days of each Plan Year. The Committee shall also determine an objective formula or standard for computing the amount of compensation payable to the Participant if the Performance Goals are met. If the Committee adds a Participant who is a Covered Employee to the Plan for a Plan Year after initially establishing the Award opportunities and the Performance Goals for the Plan Year, the Committee shall establish the Performance Goals (if different from the Performance Goals established for other similarly situated Participants) applicable to the new Participant within thirty (30) days after adding the Participant to the Plan. The outcome must be substantially uncertain at the time the Committee establishes the Performance Goals for an Award granted to a Covered Employee.

The Performance Goals for a Plan Year shall be based upon one or more of the following measures: (a) earnings per share, (b) earnings per share growth, (c) adjusted earnings per share, (d) adjusted earnings, (e) adjusted earnings before interest and taxes, (f) earnings before interest, taxes, depreciation and amortization, (g) operating income, (h) gross income, (i) net income, (j) operating cash flow, (k) stock price, (l) O&M expense, (m) other O&M expense, (n) capital expenditures, (o) total shareholder return, (p) return on equity, (q) return on capital, (r) operating ratios, (s) profit returns and margins, (t) financial return ratios, (u) performance against budget, (v) cost recovery, (w) health and safety, as measured by, among other things, one or more of recordable case rate, severity rate and internal safety assessments, (x) customer satisfaction, as measured by, among other things, one or more of service cost, service levels, responsiveness, and survey results with respect to, among other things, power service, billing, customer service/relations, communications, rates and fees, transmission lines and corporate issues, (y) network reliability, as measured by, among other things, one or more of outage frequency, outage duration, frequency of service interruptions, average frequency of customer interruptions and average number of interruptions per customer, (z) environmental, including, among other things, one or more of improvement in, or attainment of, emissions levels, project completion milestones and prevention of environmental violations, (aa) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions or goals relating to capital raising and capital management and (bb) any combination of the foregoing. Performance Goals may be expressed on an absolute and/or on a relative basis, on a before- or after-tax basis, on a consolidated or subsidiary or business unit basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies and may include or exclude any or all extraordinary, non-core, non-operating or non-recurring items, or such other items as the Committee may determine.

The Committee shall assign a percentage weight to each Performance Goal established by the Committee for each Plan Year, which shall aggregate to 100 percent. The Committee may assign different weights to Performance Goals for each Participant or for classes of Participants.

Under normal business conditions, the Committee shall not revise the Performance Goals or weightings after it has established them for a Plan Year. However, in the event of unusual conditions, the Committee may revise the Performance Goals to maintain as closely as possible the previously expected level of overall performance as is practicable. No adjustments to Award opportunities or Performance Goals shall be made with respect to a Covered Employee for a Plan Year if such adjustment would cause an Award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder to fail to so qualify.

7.    DETERMINATION OF AWARDS AND PAYMENT

As soon as practicable after the end of each Plan Year, but in any event prior to payment, the Committee shall, except as otherwise provided in Section 9, certify in writing the performance achievement relative to the Performance Goals. With respect to Participants who are Officers of the Company or a Subsidiary, the Committee shall approve and recommend Award payments for approval by the Board and the Board shall approve the Award payments; provided, however, for the avoidance of doubt, in no event shall the Committee or the Board approve an Award payment above the amount of compensation otherwise payable to a Covered Employee if the Performance Goals are met for the Plan Year. The Committee and the Board may, in their sole and absolute discretion, approve a reduction, including a reduction to zero, of an Award payment for any or all Officer Participants. An Award to an Officer shall be deemed earned only at such time as the Board has approved payment of the Award to the Participant.

With respect to Participants who are not Officers of the Company or a Subsidiary, the CEO shall approve Award payments to such non-Officers. The CEO may, in his or her sole and absolute discretion, approve a reduction, including a reduction to zero, of an Award payment for any or all non-Officer Participants. An Award shall be deemed earned only at such time as the CEO has approved payment of the Award to the Participant.

Unless the Committee shall determine otherwise at the time it establishes the Performance Goals for the Plan Year, no Awards shall be paid under the Plan if awards are not paid to employees under the IDACORP, Inc. Employee Incentive Plan for the same Plan Year or if net income is less than the cash dividend paid on IDACORP common stock for the same Plan Year.

Except as otherwise provided in Section 9 or Section 12, Awards shall be paid as promptly as practicable after the Board has approved the Award payments for Officers of the Company and any Subsidiary and the CEO has approved the Award payments for non-Officers; provided, however, that the payment date shall in all events be between January 1 and March 15 of the calendar year immediately following the Plan Year to which the Award relates. All Award payments shall be made in cash in a lump sum.

The Company or Subsidiary, as the case may be, shall deduct from all payments made under the Plan an amount necessary to satisfy federal, state and/or local tax withholding requirements.

In lieu of receiving a cash payment for an Award, Participants may elect to defer up to 50 percent of the amount of their Awards pursuant to the terms of the Idaho Power Company Executive Deferred Compensation Plan.

8.    EFFECT OF TERMINATION OF EMPLOYMENT

(a)
If a Participant's employment is terminated for any reason other than Retirement, death or Disability, except as provided in Section 9 herein and unless otherwise determined by the Committee, (i) with respect to the Participant's Award relating to the Plan Year in which the employment termination occurs, such Award will be cancelled and the Participant will not be eligible to receive a payment under the Plan with respect to that Plan Year and (ii) with respect to the Participant's Award relating to the prior Plan Year (if such Award was either not yet approved or approved but not yet paid as of the date of employment termination), such Award will remain in effect, the amount payable to the Participant (if any) shall be determined in accordance with Section 7 hereof based on actual performance through the end of the prior Plan Year and any amount payable to the Participant shall be paid pursuant to Section 7 hereof at the same time such amount would have been paid had the Participant remained employed through the payment date.

(b)
Except as otherwise provided in Section 9 herein, if a Participant's employment is terminated due to Retirement, death or Disability, (i) with respect to the Participant's Award relating to the Plan Year in which the employment termination occurs, (A) suchAward shall remain in effect, (B) the amount payable to the Participant (if any) shall be determined by multiplying (I) the amount that would have been paid if the Participant had remained employed through the payment date, determined in accordance with Section 7 hereof based on actual performance through the end of the Plan Year, by (II) a fraction, the numerator of which equals the number of days the employee worked in the Plan Year in which the termination of employment occurs and the denominator of which is 365 and (C) any amount payable to the Participant shall be paid pursuant to Section 7 hereof at the same time such amount(s) would have been paid had the Participant remained employed through the payment date and (ii) with respect to the Participant's Award relating to the prior Plan Year (if such Award was either not yet approved or approved but not yet paid as of the date of employment termination), (A) such Award shall remain in effect, (B) the amount payable to the Participant (if any) shall be determined in accordance with Section 7 hereof based on actual performance through the end of the Plan Year to which the Award relates and (C) any amount payable to the Participant shall be paid pursuant to Section 7 hereof at the same time such amount would have been paid had the Participant remained employed through the payment date.

(c)	No Award shall be paid to a Participant whose employment is terminated for Cause.

(d)
For purposes of the Plan, (i) transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) and transfer of employment to a Successor Entity or other successor of the Company or a Subsidiary shall not be deemed a termination of employment unless so determined by the Committee and (ii) if a Participant is employed by the Company and a Subsidiary or more than one Subsidiary, a Participant shall not be deemed to have terminated employment unless the Participant's employment with each such entity terminates.

9.	CHANGE IN CONTROL

(a)
If a Change in Control involving a Successor Entity occurs, the Pre-Change in Control Board may require that the Successor Entity (i) assume or otherwise continue all or any part of the Awards that are outstanding at the time of the Change in Control or (ii) substitute outstanding Awards with awards that are no less favorable to Participants (as determined in the sole discretion of the Pre-Change in Control Board).

(b)
If a Successor Entity refuses to assume or continue such Awards or to provide substitute awards that are deemed acceptable by the Pre-Change in Control Board or if a Change in Control not involving a Successor Entity occurs and the Pre-Change in Control Board determines that the Change in Control would adversely affect outstanding Awards, the Pre-Change in Control Board, in its sole discretion, may (i) with respect to outstanding Awards that relate to the Plan Year in which the Change in Control occurs, deem all or a portion of the outstanding Awards vested (at target or another level determined by the Pre-Change in Control Board), (ii) with respect to outstanding Awards that relate to the prior Plan Year and that were either not yet approved or approved but not yet paid as of the date of the Change in Control, provide for the accelerated vesting of the outstanding Awards (at target or another level determined by the Pre-Change in Control Board) or (iii) take such other action with respect to outstanding Awards, which action need not be consistent among Participants, as it deems appropriate (including taking no action).

(c)
The Pre-Change in Control Board may make or cause to be made such changes to Performance Goals and other terms of Awards as it may deem appropriate to reflect or adjust for changes resulting from a Change in Control.

(d)
If a Participant's employment is terminated for any reason other than Cause during the Coverage Period, (i) with respect to outstanding Awards that relate to the Plan Year in which the Change in Control occurs, the Participant shall be vested in either (A) a prorated Award determined by multiplying the Participant's Target Award Amount (or another amount determined by the Pre-Change in Control Board) by a fraction, the numerator of which equals the number of days the Participant worked in the Plan Year in which the termination of employment occurs and the denominator of which is 365 or (B) if so determined by the Pre-Change in Control Board, a full Award in an amount determined by the Pre-Change in Control Board and (ii) with respect to outstanding Awards that relate to the prior Plan Year and that were either not yet approved or approved but not yet paid as of the date of the Change in Control, the Pre-Change in Control Board, in its sole discretion, may provide for the accelerated vesting of outstanding Awards (at target or another level determined by the Pre-Change in Control Board).

(e)
Any Award vested pursuant to this Section 9 shall be paid on the date selected by the Pre-Change in Control Board, provided that such date shall in no event be later than the earlier of (i) the date such payment would have been made in the ordinary course and (ii) 2½ months following the event triggering the payment (i.e., the Change in Control or termination of employment).

(f)
Notwithstanding anything to the contrary contained in the Plan, no payment or distribution under the Plan or pursuant to an Award that (i) is determined by the Company to be deferred compensation subject to Section 409A of the Code and (ii) would be distributed because of a Change in Control shall be so distributed because of the Change in Control pursuant to this Section 9 unless the distribution qualifies under Section 409A(a)(2)(A)(v) of the Code as a distribution upon a change in ownership or effective control or a change in the ownership of a substantial portion of assets or otherwise qualifies as a permissible distribution under Section 409A of the Code. To the extent an amount would have been distributed because of a Change in Control pursuant to this Section 9, but the distribution is prohibited by the prior sentence, the Award shall nevertheless vest pursuant to subsection (b) of this Section 9 as of the date of the Change in Control (except to the extent it would violate Section 409A of the Code), but distribution of such vested amounts shall not occur until the event or date distribution would have occurred absent the Change in Control.

10.    PLAN IS NOT A CONTRACT

No provision of the Plan nor any document describing the Plan or establishing rules or regulations regarding the Plan's administration shall be deemed to confer on any Participant the right to continue in the Company's or Subsidiary's employ nor shall any such provision or document affect the right of the Company or any Subsidiary to terminate any Participant's employment.

11.    AMENDMENT AND TERMINATION OF THE PLAN AND AWARDS

The Board reserves the right to amend, suspend or terminate the Plan and any Award under the Plan at any time in whole or in part, for any reason, and without the consent of any Participant or other person; provided, however, that, except as provided in Section 9, the Plan and any Award under the Plan may not be amended, suspended or terminated during the Coverage Period without the written consent of each Participant whose Award would be affected by the amendment.

12.    SECTION 409A

To the extent applicable to an Award that provides for the payment of deferred compensation subject to Section 409A of the Code, it is intended that the Plan will comply with Section 409A of the Code and any regulations and guidance issued thereunder, and the Plan shall be interpreted accordingly. To the extent an Award is subject to Section 409A of the Code and payment of deferred compensation pursuant to the Award is to be made because of the Participant’s termination of employment, notwithstanding anything to the contrary contained in the Plan, no payment shall be made due to Participant’s termination of employment unless and until Participant has experienced a separation from service, as that term is used in Section 409A(a)(2)(A)(i) of the Code (a “Separation from Service”) with the Company. Notwithstanding anything contained herein to the contrary, if it is determined that any payments to be made upon a Separation from Service constitute deferred compensation for purposes of Section 409A of the Code and the Participant is a “specified employee,” as determined under the Company’s policy for determining specified employees, on the date on which the Separation from Service occurs, no such payments shall be made before the date that is six months following the Participant’s Separation from Service unless the Participant dies during such six-month period, in which case payment may be made as soon as practicable (but not more than 60 days) after the Participant’s death.

13.    PLAN BINDING ON SUCCESSOR ENTITIES

All obligations of the Company or any Subsidiary under the Plan shall be binding on any successor to the Company or any Subsidiary, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, reorganization or other transaction involving all or substantially all of the business and/or assets of the Company or any Subsidiary. References to the Company or Subsidiary in the Plan shall be deemed to refer to the successors thereto, as applicable.

14.    MISCELLANEOUS

(a)
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

(b)
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(c)
Governing Law. To the extent not preempted by Federal law, the Plan shall be construed in accordance with, and governed by, the laws of the State of Idaho without regard to any conflicts of law or choice of law rule or principle that might otherwise reference construction or interpretation of the Plan to the substantive law of another jurisdiction.

(d)	Headings. The headings of sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.